UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 29, 2010
VIA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27264	33-0687976

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Battery Street, Suite 330 San Francisco, CA	94111

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (415) 283-2200
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On October 29, 2010, VIA Pharmaceuticals, Inc. (the “Company”) executed a secured promissory note (the “Note”) in favor of Bay City Capital Fund IV, L.P., a Delaware limited partnership, (the “Investor”), in the principal sum of $200,000 for general corporate purposes. Unless earlier paid in accordance with the terms of the Note, all unpaid principal and accrued interest shall become fully due and payable on November 30, 2010. The Note is secured by a first priority lien on all of the assets of the Company and accrues interest at the rate of fifteen percent (15%) per annum, which increases to eighteen percent (18%) per annum following an event of default.
The foregoing description of the Note does not purport to be complete and is qualified in its entirety by reference to the full text of the Note, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
The Investor, together with an affiliate, owned in the aggregate approximately 49% of the Company’s common stock immediately prior to the execution of the Note. Fred B. Craves, Ph.D., a member of the Company’s Board of Directors, is the founder, chairman, and a manager of Bay City Capital LLC, the beneficial owner of the shares held by the Investor. Dr. Craves also owns 22.0588% of the membership interests in Bay City Capital LLC. Douglass Given, the chairman of the Company’s Board of Directors is an investment partner of Bay City Capital LLC.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure set forth under Item 1.01 relating to the Note is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.
   (d) Exhibits

Exhibit No	Description
10.1	Promissory Note, dated as of October 29, 2010, by VIA Pharmaceuticals, Inc. and payable to Bay City Capital Fund IV, L.P.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIA PHARMACEUTICALS, INC.
Date: November 4, 2010	By:	/s/ Karen S. Wright
Karen S. Wright
		Title:	Vice President, Controller

EXHIBIT INDEX

Exhibit No	Description
10.1	Promissory Note, dated as of October 29, 2010, by VIA Pharmaceuticals, Inc. and payable to Bay City Capital Fund IV, L.P.